Exhibit 7(c)

The following companies are reinsurers for Protective's Premiere Survivor Variable Life product:

Generali USA Life Reassurance Company (formerly Business Men's Assurance Company of America) (Kansas City, Missouri)
Revios Reinsurance US Inc. (formerly Gerling Global Life Reinsurance Company) (Toronto, Ontario, (Canada))
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
The Lincoln National Life Insurance Company (Fort Wayne, Indiana)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)